Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of April 4, 2011, among Penn Virginia Corporation, a corporation duly organized and existing under the laws of the Commonwealth of Virginia (herein called the “Company”), having its principal office at Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087, and Penn Virginia Holding Corp. (a Delaware corporation), Penn Virginia Oil & Gas Corporation (a Virginia corporation), Penn Virginia Oil & Gas GP LLC (a Delaware limited liability company), Penn Virginia Oil & Gas LP LLC (a Delaware limited liability company), Penn Virginia Oil & Gas, L.P. (a Texas limited partnership), Penn Virginia MC Corporation (a Delaware corporation), Penn Virginia MC Energy L.L.C. (a Delaware limited liability company) and Penn Virginia MC Operating Company L.L.C. (a Delaware limited liability company) (together, the “Subsidiary Guarantors”), and Wells Fargo Bank, National Association, as Trustee (herein called the “Trustee”), to the Indenture, dated as of June 15, 2009, among the Company, the Subsidiary Guarantors and the Trustee (the “Base Indenture” and, as supplemented by the First Supplemental Indenture (the “First Supplemental Indenture”), dated as of June 15, 2009, among the Company, the Subsidiary Guarantors and the Trustee, in respect of the Notes, the “Indenture”).

RECITALS OF THE COMPANY AND THE SUBSIDIARY GUARANTORS

The Company and the Subsidiary Guarantors have duly authorized, executed and delivered to the Trustee the Base Indenture, providing for the issuance from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series, and the First Supplemental Indenture, providing for the issuance of a series of senior notes designated as 10.375% Senior Notes due 2016 (the “Notes”).

Section 902 of the Base Indenture provides, among other things, that with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series affected by such supplemental indenture (the “Requisite Consents”), the Company and the Subsidiary Guarantors, when authorized by a Board Resolution, and the Trustee, may enter into an indenture or indentures supplemental to the Indenture.

Pursuant to Section 902 of the Base Indenture, the Company and the Subsidiary Guarantors desire to amend the Indenture by amending Subsection (3) of Section 1112 of the First Supplemental Indenture, captioned “Limitation on Restricted Payments” (the “Proposed Amendment”).

The Board of Directors of the Company and the Boards of Directors of the Subsidiary Guarantors have duly adopted resolutions authorizing the Company and the Subsidiary Guarantors to execute and deliver this Second Supplemental Indenture.

The Requisite Consents to effect the Proposed Amendment have been received.

All conditions and requirements necessary to make this Second Supplemental Indenture a valid, legal, binding and enforceable instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AMENDMENTS TO INDENTURE. The first paragraph of Section 1112(3) of the First Supplemental Indenture is hereby deleted in its entirety and replaced with the following:

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than (x) Indebtedness permitted under clause (3) of the second paragraph of Section 1111, (y) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement or (z) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any or all of the Company’s 4.50% Convertible Senior Subordinated Notes due 2012 and any related call options or warrants issued at the time of the issuance thereof); or

3. RATIFICATION. This Second Supplemental Indenture is executed and shall be construed as a supplement to the Indenture and, as provided in the Indenture, this Second Supplemental Indenture forms a part of the Indenture. Except to the extent amended by or supplemented by this Second Supplemental Indenture, the Company, the Subsidiary Guarantors and the Trustee hereby ratify, confirm and reaffirm the Indenture in all respects.

4. GOVERNING LAW. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

5. COUNTERPART ORIGINALS. The parties may sign any number of copies of this Second Supplemental Indenture, and each party hereto may sign any number of separate copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Penn Virginia Corporation
(a Virginia corporation)

By:	/s/ Steven A. Hartman
	Name:	Steven A. Hartman
	Title:	Senior Vice President and
Chief Financial Officer

Penn Virginia Holding Corp.
(a Delaware corporation)
Penn Virginia Oil & Gas Corporation
(a Virginia corporation)
Penn Virginia Oil & Gas GP LLC
(a Delaware limited liability company)
Penn Virginia Oil & Gas LP LLC
(a Delaware limited liability company)
Penn Virginia MC Corporation
(a Delaware corporation)
Penn Virginia MC Energy L.L.C.
(a Delaware limited liability company)
Penn Virginia MC Operating Company L.L.C.
(a Delaware limited liability company)

By:	/s/ Steven A. Hartman
	Name:	Steven A. Hartman
	Title:	Senior Vice President and Chief Financial Officer

Penn Virginia Oil & Gas, L.P.
(a Texas limited partnership)
	By:	Penn Virginia Oil & Gas GP LLC, its general partner

By:	/s/ Steven A. Hartman
	Name:	Steven A. Hartman
	Title:	Senior Vice President and
Chief Financial Officer

Wells Fargo Bank, National Association, as Trustee

By:	/s/ John C. Stohlmann
	Name:	John C. Stohlmann
	Title:	Vice President

S-1